Exhibit 99.1

Company Contact:	Investor Contact:
Gordon Sangster (gsangster@micruscorp.com)	Jody Cain (jcain@lhai.com)
Chief Financial Officer	Bruce Voss (bvoss@lhai.com)
Micrus Endovascular Corporation	Lippert/Heilshorn & Associates, Inc.
(408) 433-1400	(310) 691-7100

MICRUS ENDOVASCULAR REPORTS FISCAL THIRD QUARTER REVENUES OF $22.8 MILLION AND DILUTED EPS OF $0.20

Record Quarterly Revenues up 24%; Double-digit Revenue Growth in All Major Geographic Regions;
Fourth Consecutive Quarter of Profitability

Raises Fiscal 2010 Revenue Guidance

SAN JOSE, Calif. (February 4, 2010) – Micrus Endovascular Corporation (Nasdaq: MEND) today reported financial results for the three and nine months ended December 31, 2009 and raised fiscal 2010 revenue guidance.

Highlights for the third quarter and first nine months of fiscal 2010 include the following (all comparisons are with the comparable periods for fiscal 2009):

•	Total revenues increased 24% for the third quarter (or 20% in constant currencies) compared with the same period last year
•
Total neurovascular revenues increased 26% (or 22% in constant currencies) to a record $22.8 million for the third quarter, and increased 16% (also 16% in constant currencies) to $65.5 million for the first nine months

•	Neurovascular revenues from the United States increased 15% to $11.0 million for the third quarter, and increased 15% to $32.3 million for the first nine months
•	Revenues from the Americas increased 16% to $12.6 million for the third quarter, and increased 10% to $36.1 million for the first nine months
•	Revenues from Europe increased 31% (or 18% in constant currencies) to $7.4 million for the third quarter, and increased 16% (or 18% in constant currencies) to $20.2 million for the first nine months
•	Revenues from Asia Pacific increased 50% to $2.8 million for the third quarter, and increased 26% to $9.3 million for the first nine months
•
Operating income was $3.4 million for the third quarter, compared with an operating loss of $1.7 million for the prior-year period; operating income for the first nine months was $7.4 million, compared with an operating loss of $10.6 million for the prior-year period

•	Cash and cash equivalents as of December 31, 2009 were $28.6 million, up $11.6 million from March 31, 2009

Net income for the third quarter of fiscal 2010 was $3.3 million, or $0.20 per diluted share on 16.8 million weighted-average shares outstanding, and included $1.5 million or $0.09 per diluted share of non-cash stock-based compensation expense.  The net loss for the third quarter of fiscal 2009 was $2.3 million, or $0.15 per share on 15.7 million weighted-average shares outstanding, and included $1.2 million or $0.08 per share of non-cash stock-based compensation expense.

“We are proud to report another quarter of record revenues, up 24% over the prior year with double-digit revenue growth in all of our major geographic regions.  For the third quarter of fiscal 2010 compared with the same period in fiscal 2009, our neurovascular sales increased 15% in the highly competitive U.S. market, 31% in Europe and 50% in Asia Pacific.  Based on this strong performance, we are raising revenue guidance for fiscal 2010,” said John Kilcoyne, Chairman and CEO of Micrus Endovascular Corporation.  “We continue to grow our top line while effectively managing expenses, resulting in our fourth consecutive quarter of profitability and positive cash flow from operations.  We increased our cash position by $11.6 million during the first nine months of this fiscal year, including a $4.5 million increase in the fiscal third quarter.

“I am pleased to announce that we have recently launched our DeltaPlush™ finishing microcoils in bare platinum and Cerecyte® versions in North and South America and Europe, which we expect will substantially improve our competitive position in the finishing segment of the coil market.  We have also launched our Ascent® occlusion balloon catheters, a new product category for Micrus which represents another incremental revenue opportunity,” he added. “Products we introduced in the past 24 months represented 28% of total 2010 fiscal third quarter revenues.  The largest contribution came from our bare platinum and Cerecyte® DeltaPaq™ filling microcoils, comprising 18% of third quarter revenues with sales coming from both existing and competitive accounts.”

Fiscal Third Quarter Financial Results
For the third quarter of fiscal 2010, total neurovascular revenues were $22.8 million, up 26% from the comparable prior-year period. Gross margin for the third quarter of fiscal 2010 was 76%, compared with 74% for the third quarter of fiscal 2009.  The improvement was primarily due to increased sales of higher-margin products.

Research and development expenses for the third quarter of fiscal 2010 were $2.1 million, down from $2.4 million for the comparable prior-year period.  The decrease was primarily due to lower headcount and a decline in materials and supplies expenses, partially offset by an increase in consulting fees and product testing.

Sales and marketing expenses for the third quarter of fiscal 2010 were $6.4 million, down from $6.9 million for the third quarter of fiscal 2009.  The decrease was primarily due to lower travel and personnel expenses, a decrease in meeting and conference costs and lower consulting fees, partially offset by an increase in sales incentives resulting from the higher level of sales.

General and administrative expenses for the third quarter of fiscal 2010 were $5.4 million, down from $5.9 million for the comparable prior-year period.  The decrease is primarily due to lower legal and professional fees.

Operating income for the third quarter of fiscal 2010 was $3.4 million, compared with an operating loss of $1.7 million for the third quarter of fiscal 2009.

Other income, net, was $25,000 for the third quarter of fiscal 2010, compared with other expense, net, of $1.0 million for the third quarter of fiscal 2009, due to losses resulting from the remeasurement of foreign currency transactions in the third quarter of fiscal 2009.

Year-to-Date Financial Results
For the nine months ended December 31, 2009, total neurovascular revenues were $65.5 million, up 16% from the comparable prior-year period, reflecting higher sales of microcoil products.  Gross margin for the first nine months of fiscal 2010 was 76%, compared with 74% for the first nine months of fiscal 2009.  Operating expenses for the first nine months of fiscal 2010 were $42.1 million, down from $53.1 million for the prior-year period.  Operating income for the first nine months of fiscal 2010 was $7.4 million, compared with an operating loss of $10.6 million for the prior-year period.  Other income, net, was $2.6 million for the nine months ended December 31, 2009, which included the recognition of a deferred gain of $1.9 million in connection with the sale of non-neurological assets to Merit Medical Systems, Inc. in January 2008.  Other expense, net, was $1.7 million for the nine months ended December 31, 2008.

Net income for the nine months ended December 31, 2009 was $9.2 million, or $0.56 per diluted share on 16.4 million weighted-average shares outstanding.  Net income included $4.8 million or $0.29 per share of non-cash stock-based compensation expense.  This compares with a net loss of $11.6 million, or $0.74 per share on 15.7 million weighted-average shares outstanding, for the comparable prior-year period.  The net loss included $4.3 million or $0.27 per share of non-cash stock-based compensation expense.

As of December 31, 2009, Micrus had cash and cash equivalents of $28.6 million, stockholders’ equity of $59.2 million and working capital of $41.6 million.  As of December 31, 2009, Micrus had outstanding borrowings of $2.5 million under its line of credit, unchanged from March 31, 2009.

Use of Non-GAAP Financial Information
A reconciliation of the Company’s non-GAAP financial measures to the corresponding GAAP measures, and an explanation of the use of non-GAAP measures, is included at the end of this news release.  There are limitations in using this non-GAAP financial measure because it is not prepared in accordance with GAAP and may be different from non-GAAP financial measures used by other companies.  These non-GAAP financial measures should not be considered in isolation or as a substitute for GAAP financial measures.  Investors and potential investors should consider non-GAAP financial measures only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP and the reconciliation of the non-GAAP financial measures provided in the attached schedule.

Fiscal Year 2010 Financial Guidance
Micrus Endovascular raised its expectation for total revenues in fiscal 2010 to be in the range of $87 million to $89 million.  This compares with prior guidance for total revenues to be in the range of $84 million to $87 million.

Conference Call
Micrus management will host an investment-community conference call today beginning at 10:30 a.m. Eastern time (7:30 a.m. Pacific time) to discuss these results and answer questions.  To participate in the call please dial (888) 803-8296 from the U.S., or (706) 679-0753 from outside the U.S.  Those interested in listening to the conference call live via the Internet may do so by visiting the Investor Relations section of the Company’s Web site at www.micruscorp.com.

A telephone replay will be available for 48 hours following the conclusion of the call by dialing (800) 642-1687 from the U.S., or (706) 645-9291 from outside the U.S., and entering reservation code 50767198.  A webcast replay will be available for 30 days.

About Micrus Endovascular Corporation
Micrus develops, manufactures and markets implantable and disposable medical devices for use in the treatment of cerebral vascular diseases.  Micrus products are used by interventional neuroradiologists, interventional neurologists and endovascularly-trained neurosurgeons to treat both cerebral aneurysms responsible for hemorrhagic stroke and intracranial atherosclerosis, which may lead to ischemic stroke.  Hemorrhagic and ischemic stroke are both significant causes of death and disability worldwide.  The Micrus product lines enable physicians to gain access to the brain in a minimally invasive manner through the vessels of the arterial system.  Micrus’ proprietary, three-dimensional microcoils anatomically deploy within the aneurysm, forming a scaffold that conforms to a wide diversity of aneurysm shapes and sizes.  Micrus also sells stents, balloon catheters, access devices such as guide catheters, microcatheters, guidewires and accessory products used in conjunction with its microcoils.  For more information visit www.micruscorp.com.

Forward-Looking Statements

Micrus, from time to time, may discuss forward-looking information, including estimated fiscal year 2010 revenues and profitability.  Except for the historical information contained in this release, all forward-looking statements are predictions by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations.  Such factors include the risk of inconclusive or unfavorable clinical trial results, the Company’s ability to obtain, and the timing of, regulatory approvals and clearances for its products, product enhancements or future products, continued growth in embolic coiling procedures and market acceptance of our products and other risks affecting the Company, including current worldwide economic conditions, the Company’s limited operating history and history of significant operating losses, fluctuations in quarterly operating results, which are difficult to predict, currency exchange rate fluctuations, the Company’s dependence on developing new products or product enhancements, challenges associated with complying with applicable state, federal and international regulations related to sales of medical devices and governing Micrus’ relationships with physicians and other consultants, the Company’s ability to compete with large, well-established medical device manufacturers with significant resources and other risks as detailed from time to time in risk factors and other disclosures in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2009, as well as in its other filings with the Securities and Exchange Commission.  All forward-looking statements in this release represent the Company’s judgment as of the date of this release.  The Company disclaims, however, any intention or obligation to update forward-looking statements.

[Financial Tables to Follow]

MICRUS ENDOVASCULAR CORPORATION Condensed Consolidated Balance Sheets (in thousands)
(unaudited)
	December 31,	March 31,
	2009	2009

ASSETS
Current Assets:
Cash and cash equivalents	$28,633	$17,050
Accounts receivable, net	13,578	12,205
Inventories	14,190	11,857
Prepaid expenses and other current assets	1,217	1,237
Total current assets	57,618	42,349

Property and equipment, net	6,100	6,982
Goodwill	7,577	6,762
Intangible assets, net	3,741	4,684
Deferred tax assets	144	260
Other assets	470	469

Total assets	$75,650	$61,506

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$1,828	$2,138
Accrued payroll and other related expenses	4,815	5,515
Short-term borrowings	2,500	2,500
Accrued liabilities	6,827	7,877
Total current liabilities	15,970	18,030
Other non-current liabilities	515	902
Total liabilities	16,485	18,932

Stockholders' Equity:
Common stock	161	158
Additional paid-in capital	133,853	127,121
Accumulated other comprehensive loss	(1,623)	(2,289)
Accumulated deficit	(73,226)	(82,416)
Total stockholders' equity	59,165	42,574

Total liabilities and stockholders' equity	$75,650	$61,506

MICRUS ENDOVASCULAR CORPORATION
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2009	2008	2009	2008

Revenues	$22,793	$18,322	$65,526	$57,438

Cost of goods sold	5,499	4,777	15,968	14,984

Gross profit	17,294	13,545	49,558	42,454

Operating expenses:
Research and development	2,110	2,403	7,073	8,253
Sales and marketing	6,382	6,942	19,227	23,021
General and administrative	5,437	5,892	15,821	21,818
Total operating expenses	13,929	15,237	42,121	53,092

Income (loss) from operations	3,365	(1,692)	7,437	(10,638)

Interest income	10	49	38	239
Interest expense	(39)	(10)	(104)	(14)
Other income (expense), net	25	(1,006)	2,621	(1,689)
Income (loss) before income taxes	3,361	(2,659)	9,992	(12,102)
Income tax provision (benefit)	41	(367)	802	(472)
Net income (loss)	$3,320	$(2,292)	$9,190	$(11,630)

Net income (loss) per share:
Basic	$0.21	$(0.15)	$0.58	$(0.74)
Diluted	$0.20	$(0.15)	$0.56	$(0.74)

Weighted-average number of shares used in per share calculations:
Basic	16,063	15,734	15,923	15,675
Diluted	16,768	15,734	16,435	15,675

MICRUS ENDOVASCULAR CORPORATION
Non-GAAP Constant Currency Revenues Reconciliation
(unaudited)

	Three Months Ended December 31,		Change
			As Reported	Constant
	2009	2008	Currency Basis	Currency Basis
	(in thousands)		(GAAP)	(Non-GAAP)
Revenues:
Americas	$12,554	$10,788	16%	16%
Europe	7,432	5,664	31%	18%
Asia Pacific	2,807	1,870	50%	50%
Total revenues, as reported	$22,793	$18,322	24%	20%

	Nine Months Ended December 31,		Change
			As Reported	Constant
	2009	2008	Currency Basis	Currency Basis
	(in thousands)		(GAAP)	(Non-GAAP)
Revenues:
Americas	$36,067	$32,728	10%	10%
Europe	20,150	17,349	16%	18%
Asia Pacific	9,309	7,361	26%	26%
Total revenues, as reported	$65,526	$57,438	14%	15%

To calculate operating segment revenue growth rates that exclude the impact of foreign exchange rates, the Company converts actual current period revenues from local currency to U.S. dollars using constant foreign exchange rates.  The GAAP measure most comparable to this non-GAAP measure is growth rate percentages based on GAAP revenue.  A reconciliation of this non-GAAP financial measure to the corresponding GAAP measure is included in the table above.  The impact of foreign exchange rates is highly variable and difficult to predict.  In addition, the Company provides constant dollar revenue changes for Europe revenues because management uses the measures to understand the underlying change in revenue excluding the impact of items that are not under management’s direct control, such as changes in foreign exchange rates.

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